Exhibit 5.1

Gates Industrial Corporation plc

[●] 2018

Dear Sirs

Gates Industrial Corporation plc

Introduction

We are acting as legal advisers to Gates Industrial Corporation plc (the “Company”), a public limited company incorporated under the laws of England and Wales, as to matters of English law, in connection with the proposed issue by the Company of [●] ordinary shares of $0.01 each in the capital of the Company (together with any additional ordinary shares that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”)) (the “Shares”) pursuant to a prospectus forming part of a registration statement on Form S-1 (Registration Statement No. [●]) (as amended through the date hereof) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act. No other person is our client for any purpose in relation to this opinion letter.

Headings used in this opinion letter are for ease of reference only and shall not affect its interpretation.

1.	Documents Examined and Searches

(a)	In connection with this opinion letter we have examined electronic scanned copies of the following documents:

(i)	the Registration Statement, initially filed with the Commission on [27 December] 2017, as amended through the date hereof;

(ii)	the articles of association adopted on 25 September 2017 (the “Original Articles of Association”);

(iii)	the form of articles of association of the Company adopted on [●] 2018 (the “Articles of Association”), which has been filed with the Commission as an exhibit to the Registration Statement;

(iv)	certified copies of written resolutions of the board of directors (each a “Director” and, collectively, the “Directors”) dated [●] 201[7] and [●] 2018 and a certified copy of written resolutions of a committee of the Directors held on [●] 2018 (together the “Written Resolutions”);

(v)	a certified copy of the resolutions of the sole shareholder of the Company (including [a] special resolution[s] (the “Special Resolution[s]”) passed on [●] 2018 (together the “Shareholder Resolutions”);

(vi)	the certificate of incorporation of the Company obtained from the Registrar of Companies dated 25 September 2017; and

(vii)	the trading certificate of the Company obtained from the Registrar of Companies dated [27 September 2017].

(b)	We have also:

(i)	carried out a company search in respect of the Company at [●] (London time) on [●] 2018 at the Companies Registry (the “Company Search”); and

(ii)	made a telephone enquiry at [●] (London time) on [●] 2018 of the Central Registry of Winding Up Petitions at the High Court in London in respect of the Company (the “Winding Up Enquiry” and, together with the Company Search, the “Searches”).

The Company Search revealed no order or resolution for the administration or winding-up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator. The Winding Up Enquiry revealed no petition for the winding-up of the Company.

(c)	Except as specified in paragraphs (a) and (b) above, for the purpose of giving this opinion letter, we have not examined any other documents or records or made any other searches or enquiries relating to the Company.

2.	Applicable Law

This opinion letter relates only to English law in force and as applied by the courts of England and Wales at the date of this opinion letter except its conflict of laws rules. We assume no obligation to you to update this opinion letter in any respect or to notify you of any future changes in law which may affect the content of this opinion letter.

We have not investigated, and express no opinion concerning, the laws of any jurisdiction other than England and Wales. In particular, we express no opinion on European Union law as it affects a jurisdiction other than England.

This opinion letter and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it shall be governed by and shall be construed in accordance with English law.

3.	Assumptions

In giving this opinion letter we have assumed that:

(a)	all signatures, stamps and seals are genuine;

(b)	all documents submitted to us as photocopies or facsimile copies or transmitted to us electronically are true and complete copies of original documents which were complete, accurate up-to-date and authentic;

(c)	all statements of fact in any documents furnished to us are, and remain, true and correct;

(d)	no supplement, amendment or waiver has been made to any document submitted to or examined by us (or to the original document where we have examined a copy) and none of the documents furnished to us has been terminated;

(e)	where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(f)	each Director has disclosed any interest which that Director may have in connection with the issue of the Shares and that no Director has any interest except to the extent permitted by the Original Articles of Association and the Articles of Association and each Director has acted in accordance with his duties under all applicable laws;

(g)	the Written Resolutions were duly adopted and passed in accordance with all constitutional, statutory and other formalities; and such Written Resolutions have not been amended or rescinded and are in full force and effect;

(h)	the general meeting of the sole shareholder of the Company to approve the Shareholder Resolutions was duly convened and the Shareholder Resolutions were duly passed;

(i)	the Searches accurately and fully disclosed the up-to-date position of the Company and that there has been no change to their position since the time of those Searches which might affect any of the conclusions stated in this opinion letter;

(j)	the issue of the Shares was not made in consequence of a communication made in breach of section 21(1) of the Financial Services and Markets Act 2000 (“FSMA”), or with a person who is authorised for the purpose of FSMA in consequence of something said or done by another person in the course of a regulated activity carried out by that person in contravention of section 19 of FSMA; and

(k)	that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issue of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional calls for further funds by the Company.

4.	Opinion

Based on and subject to the foregoing, and to the qualifications and limitations set out in paragraph 5 (Qualifications and Limitations) and to any matters not disclosed to us, we are of the opinion that the Shares, have been duly and validly authorised and when (i) issued and delivered against receipt of payment in full therefor and (ii) valid entries in the books and registers of the Company (including the register of members and register of allotments) have been made in respect of the issue and allotment of the Shares, will be duly and validly issued, fully paid and non-assessable.

5.	Qualifications and Limitations

This opinion letter is qualified and limited by and subject to the following:

(a)	Searches

(i)	The Company Search referred to above is not conclusively capable of revealing whether or not:

A.	a winding up order has been made or a resolution passed for the winding up of a company; or

B.	an administration order has been made; or

C.	a receiver, administrative receiver, administrator or liquidator has been appointed; or

D.	a mortgage or charge has been created by a company,

as notice of these matters may not be filed with the Registrar of Companies immediately (and as there is a lapse of time between filing of a matter with the Registrar of Companies and particulars of the matter being available for retrieval through the Companies House search function, searches may not always reveal filed matters), nor is it capable of revealing, before the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented.

(ii)	The Winding up Enquiry referred to above relates only to a compulsory winding up, and not a voluntary winding up, and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period six months prior to the date when the enquiry was made.

(b)	Insolvency

Any	limitations arising from a reconstruction, arrangement or compromise, a scheme within the meaning of Part VII of FSMA, bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation or similar laws affecting the rights of creditors generally (including rights to challenge or seek recovery of sums paid by a company to its members).

(c)	Tax

We express no opinion on any matters concerning or relating to tax in connection with the issue of the Shares or any payment made in connection therewith. Without limiting the foregoing we express no opinion as to any liability to tax or to any stamp duty or similar tax or charge which may arise or be incurred in connection with the issue of the Shares.

(d)	Other

(i)	We express no opinion as to compliance or otherwise with any regulatory, securities, insider dealing or similar law including, without limitation, the Financial Services and Markets Act (2000), the Financial Services Act 2012 or the EU Market Abuse Regulation No. 596/2014 (and any related regulations or legislation).

(ii)	We express no opinion as to the accuracy or completeness of the information or the reasonableness of any statements of opinion in the Registration Statement or as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder or whether the Registration Statement complies with applicable requirements.

6.	Consent

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the prospectus included in the Registration Statement under the caption “Legal Matters”. We further consent to the incorporation by reference of this opinion letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Simpson Thacher & Bartlett LLP